Exhibit 15.1

Taikun Law Firm

4/F, Building C, Shi Mao Cheng Pin International Plaza,62 An De Men Street,

Nanjing 210002, P. R. China

EMAIL:wangle_19770721@qq.com

Re: Consent of Taikun Law Firm

We hereby consent to the use of our firm’s name and summaries of our firm’s opinions under the headings of “ITEM 3. Key Information” and “ITEM 19 Exhibits” - Exhibit No.15.1 in the annual report on Form 20-F of Oriental Culture Holding LTD (the “Company”) for the Company’s fiscal year ended December 31, 2020 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 30, 2021(the “Form 20-F”).

We also hereby consent to the filing of this consent letter as an exhibit to the Form 20-F.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulation promulgated thereunder.

Yours sincerely,

/s/ Taikun Law Firm
Taikun Law Firm